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                                                                  EXHIBIT 23(b)

The Board of Directors
Bay View Capital Corporation:

  We consent to the incorporation by reference in the prospectus/registration statement on Form S-3 of Bay View Capital Corporation, Bay View Capital I and Bay View Capital II of our report dated February 20, 1998, relating to the consolidated balance sheets of America First Eureka Holdings, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Bay View Capital Corporation dated September 30, 1998 and to the reference to our firm under the heading "Experts" in the prospectus/registration statement. Our report dated February 20, 1998 refers to the consummation of a merger between Bay View Capital Corporation and America First Eureka Holdings, Inc. and Subsidiary effective January 2, 1998.

/s/ KPMG Peat Marwick LLP

San Francisco, California
September 30, 1998